Retail Opportunity Investments Corp.                 TRADED: NASDAQ: ROIC
11250 El Camino Real, Suite 200
San Diego, CA 92130

FOR IMMEDIATE RELEASE
Monday, December 6, 2021

Retail Opportunity Investments Corp. Declares Special Cash Dividend of $0.07 Per Share

San Diego, CA, December 6, 2021 - Retail Opportunity Investments Corp. (NASDAQ:ROIC) announced today that its Board of Directors declared a special cash dividend of $0.07 per share payable on January 14, 2022 to stockholders of record on December 23, 2021. This special dividend is a result of gain on sale realized in connection with ROIC’s property disposition initiative during 2021.

The Board of Directors did not make any change in the Company’s policy with respect to regular quarterly dividends.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (NASDAQ: ROIC), is a fully-integrated, self-managed real estate investment trust (REIT) that specializes in the acquisition, ownership and management of grocery-anchored shopping centers located in densely-populated, metropolitan markets across the West Coast. As of September 30, 2021, ROIC owned 86 shopping centers encompassing approximately 9.8 million square feet. ROIC is the largest publicly-traded, grocery-anchored shopping center REIT focused exclusively on the West Coast. ROIC is a member of the S&P SmallCap 600 Index and has investment-grade corporate debt ratings from Moody's Investor Services, Standard & Poor’s, and Fitch Ratings, Inc. Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," “guidance” and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements. Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

Contact:
Ashley Rubino, Investor Relations
858-677-0900
arubino@roireit.net